CONTACT: Frank L. Jennings, President OnSource Corporation 5455 Spine Road, Suite C Boulder, Colorado 80301	Telephone: (303) 527-2903 Fax: (303) 527-2916

ONSOURCE CORPORATION ANNOUNCES
FIRST QUARTER RESULTS

Boulder, CO, December 2, 2004 - OnSource Corporation (OTCBB: OSCE) today announced its financial results for its fiscal first quarter ended September 30, 2004.

Revenues for the quarter ended September 30, 2004 decreased by 10% to $525,693 compared to $586,792 for the prior year period. The decline is attributed to a decrease in service revenues resulting from our assignment of facility management service contracts that occurred January 1, 2004. Those contracts previously provided quarterly revenues approximating $129,000 and incurred associated expenses approximating $61,000. Product sales for the quarter ended September 30, 2004 were $483,819, an increase of 13% compared to the $428,732 reported in the prior year period. The increase is attributed primarily to increased marketing efforts, including the addition of a sales representative. We also increased our ATM business during the period.

Net income for the quarter ended September 30, 2004 increased 115% to $73,184 or $0.08 per share compared to $34,105 or $0.04 per share for the quarter ending September 30, 2003. We were able to improve net income for the quarter because we increased product sales by 13%, decreased operating expenses by 6%, and recorded proceeds of $59,175 from the assignment of facility management contracts.

ONSOURCE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the quarters ended September 30, 2004 and 2003
(Unaudited)
	2004	2003
Revenues
Product Sales	$ 483,819	$ 428,732
Services	41,874	158,060
	525,693	586,792
Cost of Revenue	(278,039)	(300,172)
Gross Profit	247,654	286,620
Operating Expenses	(196,077)	(208,950)
Operating Income	51,577	77,670
Interest Expense	(37,568)	(43,565)
Other Income	59,175	-0-
Net Income	$ 73,184	$ 34,105
Earnings per Common Share
Basic and Diluted	$ 0.08	$ 0.04
Shares Outstanding
Basic	888,158	772,929
Diluted	914,825	812,929

ONSOURCE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
as of September 30, 2004
(Unaudited)

Cash	$ 58,240
Other Current Assets	509,961
Furniture, Fixtures & Equipment	79,900
Total Assets	$ 648,101
Accounts Payable	$ 386,917
Accrued Expenses	94,520
Current Debt	220,958
Other Current Liabilities	40,000
Long-term Liabilities	1,497,361
Stockholders' (Deficit)	(1,591,655)
Total Liabilities and Stockholders' Deficit	$ 648,101

About OnSource Corporation

OnSource Corporation is the parent company of Global Alaska Industries, Inc. which owns and operates Alaska Bingo Supply, Inc. located in Anchorage, Alaska.

Forward Looking Statements

To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company's plans and objectives are based, in part, on assumptions involving the growth and expansion of business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. For further information, please see the Company's filings with the Securities and Exchange Commission, including its Forms 10-KSB, 10-QSB and 8-K.